Exhibit 21.1

LIST OF SUBSIDIARIES

All subsidiaries listed herein are wholly-owned. Unless otherwise indicated, all companies listed herein are Delaware corporations.

ARMSTRONG CONTAINERS, INC.

ICL Industrial Containers, ULC (a Nova Scotia unlimited liability company)

BWAY PARENT COMPANY, INC.

BWAY Intermediate Company, Inc.

BWAY INTERMEDIATE COMPANY, INC.

BWAY Holding Company

BWAY HOLDING COMPANY

BWAY Corporation

BWAY CORPORATION

Armstrong Containers, Inc.

Central Can Company, Inc.

North America Packaging Corporation

BWAY-Kilbourn, Inc.

CENTRAL CAN COMPANY, INC.

Phoenix Container, Inc. (a Nevada corporation)

NORTH AMERICA PACKAGING CORPORATION

North America Packaging Corporation of Puerto Rico, Inc.

Plastican, Inc. (a Massachusetts corporation)

SC Plastics, LLC (a Georgia limited liability company)